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                                                                   EXHIBIT 5.0


                               FOLEY & LARDNER
                                Firstar Center
                          777 East Wisconsin Avenue
                       Milwaukee, Wisconsin 53202-5367

                               August 28, 1995


Badger Meter, Inc.
4545 West Brown Deer Road
Milwaukee, Wisconsin 53223

Ladies and Gentlemen:

     We have acted as counsel for Badger Meter, Inc., a Wisconsin corporation (the "Company"), in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 100,000 shares of the Company's Common Stock, $1 par value (the "Common Stock"), and interests in the Savings (or 401(k)) Feature of the Badger Meter Employee Savings and Stock Ownership Plan, as amended to date (the "Plan"), which may be issued or acquired with participant's own funds pursuant to the Savings (or 401(k)) Feature of the Plan.

     We have examined: (a) the Plan; (b) the Registration Statement; (c) the Company's Restated Articles of Incorporation and Restated By-laws, as amended to date; (d) copies of resolutions of the Company's Board of Directors relating to the Plan and the issuance of securities thereunder; and (e) such other proceedings, documents and records as we deemed necessary to enable us to render this opinion. In connection with approval of the amendments to the Savings (or 401(k)) Feature of the Plan to allow participants to use their own funds to acquire shares of Common Stock, this opinion assumes the consideration to be received by the Company upon the issuance of shares of Common Stock pursuant to the Plan has been deemed adequate by the Company's Board of Directors in accordance with the provisions of the Wisconsin Business Corporation Law.

     Based on the foregoing, we are of the opinion that:

     1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

     2. It is presently contemplated that the shares of Common Stock to be acquired with the participant's own funds by the Savings (or 401(k)) Feature of the Plan will either be purchased in the open market or purchased directly from the Company or other private sources. To the extent the shares of Common Stock acquired with the participant's own funds by the Savings (or 401(k)) Feature of the Plan constitute shares issued by and purchased directly from the Company, such shares of Common Stock, when issues pursuant to the applicable terms and conditions fo the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

     Edwin P. Wiley, a partner in the firm of Foley & Lardner, is a director of the Company.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by
Section 7 of the Securities Act.

                                     Very truly yours,


                                     FOLEY & LARDNER